                                  Exhibit 21
                                  ----------

                 SUBSIDIARIES OF RINI-REGO SUPERMARKETS, INC.
                 --------------------------------------------



  American Seaway Foods, Inc. (fka Heritage Wholesalers, Inc.), an Ohio corporation; names under which business conducted: Seaway, Seaway Foods, Seaway Cash-n-Carry.


  Seaway Food Service, Inc. (fka American Seaway Foods, Inc.), an Ohio corporation; names under which business conducted: Seaway, Seaway Foods, Seaway Cash-n-Carry.


  Fisher Properties, Inc. (fka Fisher Auto Leasing, Inc.), an Ohio corporation.


  5300 Richmond Road Corp., a Delaware corporation.